Exhibit  1

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, GE Global Insurance Note-Backed Series 2003-19
*CUSIP:    21988K602    Class    A-1
           21988KAF4    Class    A-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending June 9, 2004.

INTEREST ACCOUNT
----------------

Balance as of    February 15, 2004.....                                  $0.00
        Scheduled Income received on securities.....                     $0.00
        Unscheduled Income received on securities.....                   $0.00

LESS:
        Distribution to Class A-1 Holders.....                          -$0.00
        Distribution to Class A-2 Holders.....                          -$0.00
        Distribution to Depositor.....                                  -$0.00
        Distribution to Trustee.....                                    -$0.00
Balance as of    June 9, 2004.....                                       $0.00


PRINCIPAL ACCOUNT
-----------------

Balance as of    February 15, 2004.....                                  $0.00
        Scheduled principal payment received on securities.....          $0.00
        6/9/2004 - Cash liquidation proceeds received on sale
        of $25,347,000 principal amount of securities at price $26,534,715.91 $102.432 per $100 for distribution to Class A-1 and A-2
        Holders.....

LESS:
        6/9/2004 - Distribution in-kind of $10,275,000                  -$0.00
        principal amount of securities to Class A-1 Holders
        of 461,765 units.....
        6/9/2004 - Distribution in-kind of $2,378,000                   -$0.00
        principal amount of securities to Class A-2 Holders
        of $22,000,000 notional amount.....
        6/9/2004 - Distribution of cash liquidation proceeds   -$24,692,340.36
        to Class A-1 Holders of 1,058,235 units.....
        6/9/2004 - Distribution of cash liquidation proceeds    -$1,810,338.21
        to Class A-2 Holders of $16,000,000 notional
        amount.....
        6/9/2004 - Distribution of cash in lieu of fractional      -$32,037.34
        securities to certain Class A-1 and Class A-2
        Holders.....
Balance as of    June 9, 2004.....                                       $0.00




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                  UNDERLYING SECURITIES HELD AS OF        June 9, 2004

               Principal
                 Amount                             Title of Security
               ---------                            -----------------
                  $0.00 GE Global Insurance Holding Corporation, 7% Notes due February 15, 2026
                              *CUSIP:  36158FAA8

Effective with the completion of the distributions described above, the Class A-1 Certificates and the Class A-2 Certificates, along with the related Call Warrants, are null and void and the Corporate Backed Trust Certificates, GE Global Insurance Note-Backed Series 2003-19 Trust is terminated.

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.



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